Press Release

FOR IMMEDIATE RELEASE

NORTHEAST COMMUNITY BANCORP, INC.

COMPLETES CHARTER CONVERSION

White Plains, New York – July 2, 2012 – Northeast Community Bancorp, Inc. (NASDAQ: NECB) the holding company for NorthEast Community Bank (the “Bank”), today announced that the Bank has successfully completed its conversion from a federally-chartered savings bank to a New York State-chartered savings bank effective as of the close of business on June 29, 2012.

Kenneth A. Martinek, President and Chief Executive Officer of the Bank, commented, “We are very pleased to be able to accomplish the charter conversion in such a timely manner and look forward to working with the New York State Department of Financial Services.”

As a result of the charter conversion, the New York State Department of Financial Services and the Federal Deposit Insurance Corporation will be the Bank’s primary regulators. The Federal Reserve Board will continue to be the primary banking regulator for NorthEast Community Bancorp, MHC and NorthEast Bancorp, Inc., both of which will remain savings and loan holding companies.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank. Northeast Community Bank is a federally chartered savings bank that operates four full-service branches in New York and three full-service branches in Danvers, Plymouth and Framingham, Massachusetts and loan production offices in Danvers, Massachusetts and White Plains, New York.

Contact:

Kenneth A. Martinek

Chairman, President and CEO

Telephone: (914) 684-2500